Exhibit 99.1

News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS SECOND QUARTER 2007 RESULTS
Volume Throughput Continues to Grow
HOUSTON, August 7, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months ended June 30, 2007.
     “We are pleased that during the second quarter, Copano continued to achieve strong volume growth in both our Mid-Continent and Texas Gulf Coast regions,” said John Eckel, Chairman and Chief Executive Officer of Copano. “Our reported results were held back by increased non-cash hedging amortization totaling $5.2 million for the quarter and the write-off of approximately $2.7 million of charges and expenses incurred in connection with a potential acquisition that was not consummated including additional non-cash charges for associated hedges of approximately $1.8 million.”
Second Quarter Financial Results
     Revenue for the second quarter of 2007 increased 34% to $281.7 million compared with $209.6 million for the second quarter of last year. Net income decreased by 30% to $13.3 million, or $0.31 per unit on a diluted basis, for the second quarter of 2007 compared to net income of $18.9 million, or $0.51 per unit on a diluted basis (as retroactively adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007), for the second quarter of 2006. The decline in net income is the result of non-cash amortization expense related to the company’s hedging program and expenses associated with the unconsummated acquisition. Gross margin for Copano’s operating segments, excluding the Corporate segment, increased 10% compared to the second quarter 2006. Total segment gross margin decreased 4% to $46.4 million in the second quarter of 2007 from $48.2 million in the second quarter of 2006. Weighted average diluted units outstanding totaled approximately 43.5 million for the three months ended June 30, 2007 and approximately 29.7 million for the same period in 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).

     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the second quarter of 2007 were $29.5 million compared with $34.3 million for the second quarter of 2006. Distributable cash flow for the second quarter of 2007 (prior to any retained cash reserves established by Copano’s Board) totaled $25.0 million, representing 133% coverage of the increased second quarter 2007 distribution of $0.44 per unit based on the number of common units outstanding on August 1, 2007, the distribution record date. Copano recorded non-cash amortization expense related to commodity derivatives of $5.2 million, which has not been added back in the determination of distributable cash flow or EBITDA. An additional non-cash mark-to-market charge of approximately $1.8 million was incurred for certain commodity hedges for certain commodity hedges originally acquired in contemplation of the acquisition that was not consummated and later designated to Copano’s existing operations. This mark-to-market charge reduced EBITDA but was added back in the determination of distributable cash flow.
     Total segment gross margin, EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Second Quarter Operating Results by Business Segment
Mid-Continent Operations
     During the second quarter of 2007, gross margin for the Mid-Continent Operations segment totaled $27.9 million, including $1.9 million attributable to Cimmarron Gathering (which was acquired on May 1, 2007), from $23.7 million for the second quarter of 2006, an increase of 18%. The increase in gross margin resulted primarily from a 27% increase in natural gas liquids, or NGLs, produced, a 24% increase in plant inlet throughput and a 20% increase in pipeline throughput in the second quarter of 2007. Cimmarron Gathering accounted for 34%, 45% and 41%, respectively, of the increased NGLs produced, plant inlet throughput and pipeline throughput of this segment. NGLs produced at the Paden processing plant increased 18% during the second quarter of 2007 as compared to the same period in 2006.
     The Mid-Continent Operations segment gathered or transported an average of 209,812 MMBtu/d of natural gas on its pipelines (including an average of 14,158 MMBtu/d of natural gas per day on Cimmarron’s pipelines) and this segment processed an average of 154,060 MMBtu/d of natural gas and produced an average of 14,969 barrels per day of NGLs at its plants and third-party plants during the second quarter of 2007. During the second quarter of 2006, the Mid-Continent segment gathered or transported an average of 175,349 MMBtu/d of natural gas on its pipelines and it processed an average of 123,874 MMBtu/d of natural gas and produced an average of 11,753 barrels per day of NGLs at its plants and third-party plants. Cimmarron Gathering’s throughput on its crude oil system averaged 3,664 barrels per day for the period from May 1, 2007 through June 30, 2007.
Texas Gulf Coast Pipelines
     Gross margin for the Texas Gulf Coast Pipelines segment in the second quarter of 2007 increased approximately 7% to $9.9 million compared to $9.2 million in the second quarter of 2006. The increase primarily resulted from a 13% increase in pipeline throughput volumes on Copano’s wholly-owned pipelines as compared to the prior-year period and was slightly offset by lower unit margins during the second quarter of 2007.
     During the second quarter of 2007, the Texas Gulf Coast Pipelines segment gathered or transported an average of 382,868 MMBtu/d of natural gas on its pipelines, which included 275,303 MMBtu/d of natural gas on its wholly-owned pipelines and 107,565 MMBtu/d on the majority-owned Webb/Duval Gathering System, net of intercompany volumes. During the second quarter of 2006, this segment gathered and transported an average of 354,258 MMBtu/d of natural gas on its pipelines, which included 243,086 MMBtu/d of natural gas on its wholly-owned pipelines and 111,172 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.
Texas Gulf Coast Processing
     Gross margin for the Texas Gulf Coast Processing segment in the second quarter of 2007 of $14.8 million equaled second quarter 2006 gross margin. Increases of 11% in plant NGL production and a 13% in inlet throughput in the second quarter of 2007 as compared to the second quarter of 2006 were offset by an approximate 11% decline in unit margins.
     During the second quarter of 2007, the Texas Gulf Coast Processing segment processed an average of 561,354 MMBtu/d of natural gas compared with 496,350 MMBtu/d during the second quarter of 2006. Volumes originating from the Texas Gulf Coast Pipelines segment and delivered to the plant and volumes originating from sources other than the Texas Gulf Coast Pipelines segment and delivered to the plant each increased by approximately 13% from the second quarter of 2006. The Houston Central Processing Plant produced an average of 16,724 barrels per day of NGLs during the second quarter of 2007 compared to an average of 15,039 barrels per day produced during the second quarter of 2006.
Corporate
     The Corporate segment includes the results attributable to Copano’s commodity risk management portfolio. Gross margin for the Corporate segment in the second quarter of 2007 was a loss of $6.1 million compared to a gain of $0.4 million in the second quarter of 2006. The Corporate segment gross margin loss for the second quarter of 2007 reflects $0.9 million of cash settlements on expired commodity derivatives offset by $5.2 million of non-cash amortization expense related to commodity derivatives, which has not been added back in the determination of distributable cash flow, and $1.8 million of unrealized losses related to the mark-to-market charges incurred for certain commodity hedges originally acquired in contemplation of the acquisition that was not consummated and later designated to Copano’s existing operations. The Corporate segment gross margin for the second quarter of 2006 reflects $3.0 million of cash settlements on expired commodity derivatives offset by $2.5 million of amortization expense related to commodity derivatives and $0.1 million of unrealized losses related to the ineffective portion of Copano’s hedges.
Year-To-Date Financial Results
     Revenue increased 16% to $492.7 million compared with $423.6 million in the first half of last year. Net income decreased by 16% to $22.0 million, or $0.52 per unit on a diluted basis, for the six months ended June 30, 2007 compared to net income of $26.3 million, or $0.72 per unit on a diluted basis (as retroactively adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007), for the six months ended June 30, 2006. Total segment gross margin increased slightly to $84.8 million in the first half of 2007 from $84.7 million in the first half of 2006. Weighted average diluted units outstanding totaled approximately 41.2 million for the six months ended June 30, 2007 and approximately 29.7 million for the same period in 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).
     EBITDA for the six months ended June 30, 2007 was $52.8 million compared with $57.6 million for the six months ended June 30, 2006. Total segment gross margin and EBITDA are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Unit Distributions
     On July 18, 2007, Copano announced a second quarter 2007 cash distribution of $0.44 per unit, or $1.76 per unit on an annualized basis, for all of its outstanding common units. This distribution will be paid on August 14, 2007 to holders of record of common units at the close of business on August 1, 2007.

Conference Call
     Copano will hold a conference call to discuss its second quarter 2007 financial results and recent developments on Wednesday, August 8 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2075 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the website at least 15 minutes prior to the call to register and download any necessary audio software.
     An archive of the audio webcast will be available shortly after the call for 90 days on Copano’s website. Additionally, a telephonic replay will be available through August 15 by calling (303) 590-3000 and using the pass code 11093328.
Use of Non-GAAP Financial Measures
     This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total segment gross margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. The Company uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Total segment gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to total segment gross margin is operating income.

     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) provision for deferred income taxes; (5) the subtraction of maintenance capital expenditures; (6) the subtraction of equity in the earnings of unconsolidated affiliates; and (7) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Oklahoma and Texas.
     This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$140,052	$103,826	$251,329	$231,806
Natural gas liquids sales	116,025	95,676	203,912	171,002
Transportation, compression and processing fees	4,192	3,435	8,440	7,255
Condensate and other	21,451	6,690	29,027	13,524

Total revenue	281,720	209,627	492,708	423,587

Costs and expenses:
Cost of natural gas and natural gas liquids	234,070	160,766	405,846	337,478
Transportation	1,218	658	2,104	1,427
Operations and maintenance	9,675	7,824	18,173	15,008
Depreciation and amortization	9,825	7,850	18,295	15,475
General and administrative	7,700	5,736	15,216	11,811
Taxes other than income	1,029	544	1,556	988
Equity in (earnings) loss from unconsolidated affiliates	(754)	101	(1,618)	(95)

Total costs and expenses	262,763	183,479	459,572	382,092

Operating income	18,957	26,148	33,136	41,495

Interest and other income	705	343	1,325	592
Interest and other financing costs	(6,179)	(7,604)	(11,372)	(15,787)

Income before income taxes	13,483	18,887	23,089	26,300
Provision for income taxes	(175)	—	(1,079)	—

Net income	$13,308	$18,887	$22,010	$26,300

Basic net income per common unit:
Net income(1)	$0.31	$0.52	$0.53	$0.72
Weighted average number of common units(1)	42,748	29,361	40,556	29,338

Diluted net income per common unit:
Net income(1)	$0.31	$0.51	$0.52	$0.72
Weighted average number of common units(1)	43,475	29,729	41,199	29,669

(1)	Net income per common unit and the weighted average number of common units for the three and six months ended June 30, 2006 have been retroactively adjusted to reflect a two-for-one split of Copano’s common units effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Cash Flows From Operating Activities:
Net income	$22,010	$26,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,295	15,475
Amortization of debt issue costs	615	1,388
Equity in earnings from unconsolidated affiliates	(1,618)	(95)
Distributions from unconsolidated affiliates	2,111	—
Equity-based compensation	1,327	736
Deferred tax provision	917	—
Other noncash items	(20)	83
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(16,019)	22,131
Prepayments and other current assets	1,315	748
Risk management activities	(18,994)	2,860
Accounts payable	24,115	(16,800)
Other current liabilities	6,837	7,111

Net cash provided by operating activities	40,891	59,937

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(40,627)	(17,602)
Additions to intangible assets	(1,763)	(184)
Acquisitions	(55,327)	(712)
Investment in unconsolidated affiliate	—	(10,553)
Distributions from unconsolidated affiliates	381	—
Other	103	(437)

Net cash used in investing activities	(97,233)	(29,488)

Cash Flows From Financing Activities:
Repayments of long-term debt	—	(268,000)
Proceeds from long-term debt	94,000	245,000
Repayment of short-term notes payable	(1,116)	(756)
Deferred financing costs	(608)	(6,296)
Distributions to unitholders	(34,690)	(20,940)
Capital contributions from pre-IPO investors	5,054	3,542
Proceeds from private placement of common units	—	25,000
Equity offering costs	(481)	(640)
Proceeds from option exercises	585	109

Net cash provided by (used in) financing activities	62,744	(22,981)

Net increase in cash and cash equivalents	6,402	7,468
Cash and cash equivalents, beginning of year	39,484	25,297

Cash and cash equivalents, end of period	$45,886	$32,765

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	June 30, 2007	December 31, 2006
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$45,886	$39,484
Accounts receivable, net	94,233	67,095
Risk management assets	9,823	13,973
Prepayments and other current assets	2,244	3,166

Total current assets	152,186	123,718

Property, plant and equipment, net	658,406	566,927
Intangible assets, net	137,688	93,372
Investment in unconsolidated affiliates	18,428	19,378
Risk management assets	23,878	23,826
Other assets, net	12,664	11,837

Total assets	$1,003,250	$839,058

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$128,387	$91,668
Notes payable	378	1,495
Risk management liabilities	5,772	944
Other current liabilities	15,570	11,615

Total current liabilities	150,107	105,722

Long-term debt	349,000	255,000
Deferred tax provision	917	—
Risk management and other noncurrent liabilities	16,774	5,750

Members’ capital:
Common units, no par value, 42,287,541 and 35,190,590 units issued and outstanding as of June 30, 2007 and December 31, 2006(1), respectively	491,714	480,797
Class C units, no par value, 1,579,409 units and 0 units issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	54,000	—
Subordinated units, no par value, 7,038,252 units outstanding as of December 31, 2006(1)	—	10,379
Paid-in capital	16,966	10,585
Accumulated (deficit) earnings	(9,978)	2,918
Other comprehensive loss	(66,250)	(32,093)

	486,452	472,586

Total liabilities and members’ capital	$1,003,250	$839,058

(1)	Units outstanding have been retroactively adjusted to reflect a two-for-one split effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		($ in thousands)
Total segment gross margin(1)	$46,432	$48,203	$84,758	$84,682
Operations and maintenance expenses	9,675	7,824	18,173	15,008
Depreciation and amortization	9,825	7,850	18,295	15,475
General and administrative expenses	7,700	5,736	15,216	11,811
Taxes other than income	1,029	544	1,556	988
Equity in (earnings) loss from unconsolidated affiliates	(754)	101	(1,618)	(95)

Operating income	18,957	26,148	33,136	41,495
Interest and other financing costs, net	(5,474)	(7,261)	(10,047)	(15,195)
Provision for income taxes	(175)	—	(1,079)	—

Net income	$13,308	$18,887	$22,010	$26,300

Segment gross margin:
Mid-Continent Operations	$27,887	$23,732	$49,288	$44,167
Texas Gulf Coast Pipelines(2)	9,920	9,234	19,484	17,884
Texas Gulf Coast Processing	14,754	14,825	24,847	21,972
Corporate(3)	(6,129)	412	(8,861)	659

Total segment gross margin(1)	$46,432	$48,203	$84,758	$84,682

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(4)	$1.49	$1.49	$1.39	$1.44
Plant inlet throughput ($/MMBtu)(4)	$2.03	$2.11	$1.92	$2.07
NGLs produced ($/Bbl)(4)	$20.84	$22.19	$20.18	$22.50
Texas Gulf Coast Pipelines ($/MMBtu)(2)	$0.40	$0.42	$0.39	$0.42
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(5)	$0.29	$0.33	$0.24	$0.24
NGLs produced ($/Bbl)(5)	$9.69	$10.82	$8.40	$8.47

Volumes:
Mid-Continent Operations: Pipeline throughput (MMBtu/d)(4)	209,812	175,349	197,646	169,956
Plant inlet throughput (MMBtu/d)(4)	154,060	123,874	143,483	118,118
NGLs produced (Bbls/d)(4)	14,969	11,753	13,635	10,845
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(2)	275,303	243,086	277,679	237,075
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	561,354	496,350	566,975	504,670
NGLs produced (Bbls/d)	16,724	15,039	16,344	14,331

Capital Expenditures:
Maintenance capital expenditures	$3,092	$2,076	$4,463	$3,926
Expansion capital expenditures	129,216	9,335	148,169	16,398

Total capital expenditures	$132,308	$11,411	$152,632	$20,324

Operations and maintenance expenses:
Mid-Continent Operations	$5,144	$4,048	$9,514	$7,916
Texas Gulf Coast Pipelines	2,382	1,900	4,415	3,529
Texas Gulf Coast Processing	2,149	1,876	4,244	3,563

Total operations and maintenance expenses	$9,675	$7,824	$18,173	$15,008

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Excludes results and volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 107,565 MMBtu/d and 111,172 MMBtu/d, net of intercompany volumes, for the three months ended June 30, 2007 and 2006, respectively. Gross volumes transported by Webb/Duval Gatherers were 105,479 MMBtu/d and 115,241 MMBtu/d, net of intercompany volumes, for the six months ended June 30, 2007 and 2006, respectively.

(3)	The Corporate segment gross margin includes results attributable to Copano’s commodity risk management activities.

(4)	Segment gross margin per unit amounts for the Mid-Continent Operations segment represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations segment at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 88,730 MMBtu/d and NGLs produced averaged 9,109 barrels per day for the three months ended June 30, 2007 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 81,257 MMBtu/d and NGLs produced averaged 7,976 barrels per day for the three months ended June 30, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 87,153 MMBtu/d and NGLs produced averaged 8,753 barrels per day for the six months ended June 30, 2007 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 76,730 MMBtu/d and NGLs produced averaged 7,275 barrels per day for the three months ended June 30, 2006 for plants owned by the Mid-Continent Operations segment. This data excludes results and volumes associated with Copano’s interest in Southern Dome.

(5)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total segment gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of total segment gross margin to operating income:
Operating income	$18,957	$26,148	$33,136	$41,495
Add: Operations and maintenance expenses	9,675	7,824	18,173	15,008
Depreciation and amortization	9,825	7,850	18,295	15,475
General and administrative expenses	7,700	5,736	15,216	11,811
Taxes other than income	1,029	544	1,556	988
Equity in (earnings) loss from unconsolidated affiliates	(754)	101	(1,618)	(95)

Total segment gross margin	$46,432	$48,203	$84,758	$84,682

Reconciliation of EBITDA to net income:
Net income	$13,308	$18,887	$22,010	$26,300
Add: Depreciation and amortization	9,825	7,850	18,295	15,475
Interest and other financing costs	6,179	7,604	11,372	15,787
Provision for income taxes	175	—	1,079	—

EBITDA	$29,487	$34,341	$52,756	$57,562

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$16,901	$37,082	$40,891	$59,937
Add: Cash paid for interest and other financing costs	5,873	7,173	10,756	14,399
Equity in earnings (loss) from unconsolidated affiliates	754	(101)	1,618	95
Distributions from unconsolidated affiliates	(2,111)	—	(2,111)	—
Risk management activities	21,609	(522)	18,994	(2,860)
Increase in working capital and other	(13,539)	(9,291)	(17,392)	(14,009)

EBITDA	$29,487	$34,341	$52,756	$57,562

Reconciliation of net income to distributable cash flow:
Net income	$13,308	$18,887	$22,010	$26,300
Add: Depreciation and amortization	9,825	7,850	18,295	15,475
Amortization of debt issue costs	306	431	615	1,388
Equity-based compensation	686	415	1,327	736
G&A reimbursement from pre-IPO unitholders	2,116	464	5,516	2,626
Distributions from unconsolidated affiliates	708	—	2,492	—
Unrealized losses on derivatives	1,766	58	1,927	201
Deferred taxes and other	89	85	897	83
Less: Equity in (earnings) loss from unconsolidated affiliates	(754)	101	(1,618)	(95)
Maintenance capital expenditures	(3,092)	(2,076)	(4,463)	(3,926)

Distributable cash flow(1)	$24,958	$26,215	$46,998	$42,788

Actual quarterly distribution (“AQD”) (2) (3)	$18,739	$12,460

Distributable cash flow coverage of AQD(3)	133%	211%

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(2)	The prior year distribution rate has been retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007.

(3)	Reflects actual quarterly distribution of $0.44 per unit for the three months ended June 30, 2007 and $0.375 per unit for the three months ended June 30, 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).